                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Kewaunee Scientific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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

                        KEWAUNEE SCIENTIFIC CORPORATION
                             2700 West Front Street
                     Statesville, North Carolina 28677-2927



William A. Shumaker
President and
Chief Executive Officer

                                                                   July 20, 2001

TO OUR STOCKHOLDERS:

          You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the "Company"), which will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 22, 2001, at 10:00 A.M. Central Daylight Time.

          At the meeting, management will review with you the Company's past year's performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

          To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

          The Company's 2001 Annual Report to Stockholders is enclosed.


                                Sincerely yours,
                                /s/ William A. Shumaker

                        KEWAUNEE SCIENTIFIC CORPORATION
                             ______________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 to be held on
                                August 22, 2001

          The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 22, 2001, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

          (1)  To elect two Class III directors; and

          (2) To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on July 6, 2001 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

          It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                D. MICHAEL PARKER
                                Secretary
July 20, 2001

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT


          Please vote, date and sign the enclosed proxy and return it promptly in the enclosed envelope.
--------------------------------------------------------------------------------

                        KEWAUNEE SCIENTIFIC CORPORATION
                     Statesville, North Carolina 28677-2927

                                PROXY STATEMENT

          The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held on the 37th floor of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 22, 2001, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

          The Company's principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

          The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 20, 2001.

                             Election of Directors

          Two Class III directors are to be elected at the meeting. The Board of Directors, at its meeting on June 21, 2001, upon the recommendation of the Nominating Committee, selected Kingman Douglass and Eli Manchester, Jr. as nominees for re-election as directors at the annual meeting, each to serve for a three-year term. Both of the nominees are serving as directors as of the date of this Proxy Statement. The Class I and II directors named below have terms which expire in 2002 and 2003, respectively.

          The two nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the two nominees named below. If due to circumstances not now foreseen, either of the nominees becomes unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Nominees to serve until annual meeting of stockholders in 2004 (Class III):

KINGMAN DOUGLASS, 77, was elected a director of the Company in 1986. He has been engaged as a consultant in corporate counseling since 1986.

ELI MANCHESTER, JR., 70, was elected a director of the Company in November 1990.
     He was elected President and Chief Executive Officer of the Company in July 1990. In August 1999 he was elected Chairman of the Board, retaining the position of Chief Executive Officer. In September 2000, he relinquished the position of Chief Executive Officer, retaining the position of Chairman.

Directors to serve until annual meeting of stockholders in 2002 (Class I):

MARGARET BARR BRUEMMER, 49, was elected a director of the Company in February
     1995. Ms. Bruemmer has been engaged in the practice of law in Milwaukee, Wisconsin as a sole practitioner for more than five years and has been Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

WILEY N. CALDWELL, 74, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment. He is also a director of Consolidated Papers, Inc.

SILAS KEEHN, 71, was elected a director of the Company in May 2001 to fill the vacancy on the Board created by the resignation of Thomas F. Pyle in February 2001. From 1981 to 1994, when he retired, he was President of the Federal Reserve Bank of Chicago. He is also a director of ABN AMRO Holding N.V., ABN AMRO Bank N.V., TEPCO Resources, Inc., the Chicago Board Option Exchange, and the National Futures Association.

Directors to serve until annual meeting of stockholders in 2003 (Class II):

JOHN C. CAMPBELL, JR., 58, was elected a director of the Company in 1973.  Since
     May 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children's playgrounds.

JAMES T. RHIND, 79, was elected a director of the Company in 1966.  Since
     January 1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

WILLIAM A. SHUMAKER, 53, has served as President of the Company since August
     1999 and Chief Executive Officer since September 2000. He was elected a director of the Company in February 2000. He served as the Company's Chief Operating Officer from August 1998, when he was also elected Executive Vice President, until September 2000. He served as General Manager of the Company's Laboratory Products Group from February 1998 until August 1998. He joined the Company in December 1993 as Vice President of Sales and Marketing.

          Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

          The Board of Directors has set the size of the Board of Directors at eight members, divided into three classes. The Company's certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

       The Board of Directors recommends a vote FOR the election of each
                                                ---
                    of the foregoing nominees for director.

Meetings and Committees of the Board

          The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company's business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company's fiscal year ended April 30, 2001, the Board of Directors held five meetings.

          The four standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee and the Financial/Planning Committee, the functions and membership of which are described below.

          The Executive Committee, consisting of Messrs. Rhind (Chairman), Campbell, Manchester and Shumaker and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. It also acts as the Nominating Committee of the Board. The Nominating Committee's function is to make recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary. The Executive Committee met two times during the Company's last fiscal year.

          The Audit Committee, consisting of Messrs. Douglass (Chairman) and Campbell and Ms. Bruemmer, each a non-employee director, performs the responsibilities and duties described in the Company's Audit Committee Charter and is responsible for recommending annually to the Board of Directors a firm of independent public accountants; reviewing the overall scope of audits and the annual financial statements of the Company and reporting to the full Board on the Committee's conclusions; and making inquiries of the independent accountants and the Company's financial officers and reporting to the full Board concerning accounting methods, policies and financial and operating controls. The Audit Committee met once during the Company's last fiscal year.

          The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Douglass, Keehn and Rhind, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. Mr. Keehn was elected a member of the Compensation Committee in May 2001 to fill the vacancy on the Committee created by the resignation of Thomas F. Pyle in February 2001. The Compensation Committee met once during the Company's last fiscal year.

          The Financial/Planning Committee, consisting of Messrs. Manchester (Chairman), Caldwell, Douglass, Keehn and Shumaker and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company's strategic plan and certain major expenditures of the Company. The Financial/Planning Committee also reviews the investment results of the Company's retirement plans. Mr. Keehn was elected a member of the Financial/Planning Committee in May 2001 to fill the vacancy on the Committee created by the resignation of Thomas F. Pyle in February 2001.
The Financial/Planning Committee met three times during the Company's last fiscal year.

          In the Company's last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company.

Director Compensation

          Each director who is not an employee of the Company receives for his services as such an annual retainer of $17,000 plus a fee of $1,000 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,250 and a $500 fee for telephone meetings. In addition, the Chairmen of the Audit and Compensation Committees receive an annual fee of $1,500. Payment of such fees may be deferred at the request of a director. All directors are reimbursed for their expenses for each Board and committee meeting attended. Under the Company's 1993 Stock Option Plan for Directors, each of the Company's non-employee directors was granted a one-time option to purchase 5,000 shares of the Company's common stock. These options became exercisable in 25% increments on August 1 of each of the next four years after the date of grant, and have since been exercised in full by each director, with the exception of Mr. Keehn, who was granted his option in May 2001.

          Non-employee directors may also elect to participate in the Company's health insurance program. During the last fiscal year, Mr. Campbell participated in this program.

          Directors who are employees of the Company receive no compensation for serving as directors.

                             EXECUTIVE COMPENSATION

Certain Summary Compensation Information

          The following table sets forth certain information for each of the fiscal years ended April 30, 2001, April 30, 2000 and April 30, 1999, with respect to the compensation of the Chief Executive Officer, Mr. Manchester who held the position of Chief Executive Officer until September 1, 2000, and the Company's four other most highly compensated executive officers (the "named executive officers") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                          Compensation Awards
                                                                          -------------------
                                              Annual Compensation             Securities         All Other
Name and                        Fiscal  --------------------------------      Underlying       Compensation
Principal Position               Year   Salary ($) Bonus ($)  Other ($)        Options (#)        ($) (1)
------------------------------  ------  --------  ----------  ----------     ------------      ------------
William A. Shumaker(2)            2001   216,092           -           -            7,500          8,644
 President and Chief              2000   192,200           -           -            5,000          7,688
 Executive Officer                1999   178,750      89,308           -            5,000         10,722

Eli Manchester, Jr. (2)           2001   195,200           -                       10,000          7,808
 Chairman of the Board            2000   285,600           -           -                -         11,424
                                  1999   284,666     205,576           -            7,500         19,610

D. Michael Parker-                2001   151,736           -           -            5,000          6,069
 Senior Vice President-           2000   138,130           -           -            4,000          5,525
 Finance, Chief Financial         1999   132,166      47,723           -            4,000          7,196
 Officer, Treasurer and
 Secretary

Kurt P. Rindoks                   2001   125,666           -           -            3,000          5,027
 Vice President-Engineering,      2000   119,864           -           -            3,000          4,795
 General Manager                  1999   116,003      47,152           -            3,000          6,526
 Resin Materials Division

James J. Rossi                    2001   120,816           -           -            3,000          4,832
 Vice President-                  2000   116,826           -           -            3,000          4,673
 Human Resources                  1999   113,696      41,018           -            3,000          6,189

Kenneth E. Sparks (3)             2001   117,236      28,944           -            2,000          5,847
 Vice President,                  2000   111,459      47,981           -            2,000          6,378
 General Manager                  1999   127,519           -      33,425(4)           500          1,960
 Technical Furniture Group

___________________________
(1) The amount listed for each named executive officer consists of matching contributions made by the Company during the year on behalf of that executive officer to the Company's (i) Incentive Savings Plan and (ii) Executive Deferred Compensation Plan. The separate amounts paid during fiscal year 2001 for each named executive officer are, respectively: Mr. Shumaker - $3,400 and $5,244; Mr. Manchester - $3,400 and $4,408; Mr.
     Parker - $2,761 and $3,308; Mr. Rindoks- $2,413 and $2,614; Mr. Rossi-
     $2,271 and $2,561; and Mr. Sparks - $2,725 and $3,122.
(2) Mr. Shumaker was named Chief Executive Officer, effective September 1, 2000, succeeding Mr. Manchester who continued to serve as Chairman of the Board. Mr. Shumaker was elected President in August 1999.
(3) Mr. Sparks was elected a Vice President of the Company effective February 27, 2001.
(4) This amount represents amounts paid to, or on behalf of, Mr. Sparks for moving and relocation expenses.

Option Grants in Last Fiscal Year


          The following table sets forth certain information with respect to options granted under the Company's 1991 Key Employee Stock Option Plan during fiscal year 2001 to each named executive officer. No options were granted during the year under the Company's 2000 Key Employee Stock Option Plan.

                                               OPTION GRANTS IN FISCAL YEAR 2001

                                                                                                Potential Realized Value
                            # of         % of Total                                              at Assumed Annual Rates
                         Securities        Options                                            of Stock Price Appreciation
                         Underlying      Granted to         Exercise                              for Option Term (2)
                          Options         Employees         Price Per        Expiration       -----------------------------
        Name             Granted (1)    in Fiscal Year       Share ($)           Date             5% ($)         10% ($)
        ----             ------------   ---------------   ---------------   ---------------    -----------    --------------
William A. Shumaker            7,500          17.1%           10.125           8/23/10               47,758       121,025
Eli Manchester, Jr.           10,000          22.9%           10.125           8/23/10               63,678       161,366
D. Michael Parker              5,000          11.4%           10.125           8/23/10               31,839        80,683
Kurt P. Rindoks                3,000           6.9%           10.125           8/23/10               19,103        48,410
James J. Rossi                 3,000           6.9%           10.125           8/23/10               19,103        48,410
Kenneth E. Sparks              2,000           4.6%           10.125           8/23/10               12,736        32,273

___________________
(1) All options were granted at fair market value on the grant date. Options become exercisable in 25% increments on the first through fourth anniversaries of the grant date. Exercisability of options is accelerated in the event of a "change of control" of the Company as defined in the Plan.
(2) These amounts represent hypothetical gains that could be achieved for options if they are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options are granted to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Holdings

          The following table sets forth certain information with respect to options exercised during fiscal year 2001 by the named executive officers and with respect to options held at the end of the year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND OPTION VALUES AT FISCAL YEAR-END


                                                                  Number of Securities       Value of Unexercised
                                                                 Underlying Unexercised      In-the-Money Options
                           Shares                              Options at April 30, 2001   at April 30, 2001 ($) (2)
                        Acquired on           Value           --------------------------  ---------------------------
         Name             Exercise       Realized ($) (1)     Exercisable  Unexercisable  Exercisable   Unexercisable
         ----           -----------   ----------------------  -----------  -------------  -----------  --------------
William A. Shumaker         7,501                 36,334            15,999     14,500         45,177           394
Eli Manchester, Jr.             -                      -             7,500     15,000         12,594           656
D. Michael Parker               -                      -            12,375     10,625         40,703           328
Kurt P. Rindoks                 -                      -             4,500      7,250          4,369           263
James J. Rossi                  -                      -            12,000      7,250         38,588           263
Kenneth E. Sparks               -                      -               750      3,750              -             -

___________________
(1) Based on the difference between the exercise price and the fair market value of the Company's stock at the date of exercise.
(2) Based on the difference between the closing price of the Company's stock on April 30, 2001 and the exercise price of the options for each optionee.

Retirement Plan

          The named executive officers of the Company participate in the Company's Retirement Plan. The Retirement Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). The benefit amount is calculated as 40% of the 10-year final average annual compensation minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Retirement Plan may elect among several payment alternatives. The following table shows estimated annual benefits payable to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the assumption that the Retirement Plan will continue in effect, without change, that the participant retires at age 65, and that the participant does not elect any alternate payment option under the Retirement Plan. To the extent ERISA rules restrict the amount otherwise payable under the Plan, the amount in excess of the restrictions will be paid by the Company under the provisions of the Company's Pension Equalization Plan. At April 30, 2001, the credited years of service under the Retirement Plan for Messrs. Shumaker, Manchester, Parker, Rindoks, Rossi, and Sparks were 7.6, 10.6, 10.7, 16.5, 17.5, and 3.6, respectively.

                                       Years of Service
Final Average       -------------------------------------------------------
Compensation          10       15        20        25        30       35
------------        -------  -------  --------  --------  --------  -------
  $500,000          $63,590  $95,390  $127,190  $158,990  $190,780  190,780
   400,000           50,260   75,390   100,520   125,650   150,780  150,780
   300,000           36,930   55,390    73,860    92,320   110,780  110,780
   200,000           23,590   35,390    47,190    58,990    70,780   70,780
   100,000           10,260   15,390    20,520    25,650    30,780   30,780

                             --------------------

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation", "Audit Committee Report" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board, which consists of four non-employee directors of the Company, considers and provides recommendations to the full Board of Directors with respect to salaries and other compensation programs for executive officers of the Company.

          The objective of the Company's executive compensation program is to attract, motivate, reward and retain management talent critical to the Company's achievement of its objectives. Salaries and other compensation for the Company's executive officers are based on each executive officer's responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

          Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per year for each such executive. These deductibility levels are not relevant to the Company at the current levels of compensation of its executive officers.

Executive Officer Compensation

          The Company's compensation program for executive officers has four principal components which are discussed below.

Base Salary

          The base salary of each of the executive officers, other than the Chief Executive Officer, is determined after considering the compensation levels of management personnel with similar responsibilities at other companies, utilizing compensation surveys for manufacturing and service companies with generally similar annual sales volume. As these surveys are broad-based, they include companies other than those comprising the Similar Market Capitalization Index used in the Performance Graph below. Using the compensation surveys, a salary range consisting of minimum, mid-point and maximum reference points is established for each executive officer. The base salary for each executive officer is then determined by considering the particular qualifications of the executive holding the position, his level of experience, and his sustained performance over time.

Annual Incentive Compensation

          All of the Company's executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer's achievement of established personal goals to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer.

          At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company for such year and, upon recommendation of the Compensation Committee, establishes specified percentages of the executive officers' beginning-of-the-year base salaries that will be available for bonuses if the Company and/or its operating segments achieves specified earnings goals and the executive officers achieve their personal goals. The percentages increase as the earnings reach various established levels. The only executive officer who earned a cash bonus under the incentive bonus plan for fiscal year 2001 was Mr. Sparks due to the level of earnings achieved by the Company's Technical Furniture Group.

Stock Option Plans

          The Company uses stock options as its primary long-term incentive plan for executive officers. Stock options provide executive officers with an incentive to improve the operations and increase profits of the Company, along with the opportunity to acquire and build an ownership interest in the Company. The exercise price of stock options may not be less than the fair market value of the Company's common stock on the date of the grant of such option. Individual awards are based on an individual's performance, his or her comparative base salary level and the number of stock option grants previously made. Stock option awards are normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer and the Compensation Committee.

Other Compensation Plans

          Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

Chief Executive Officer Compensation

          The Chief Executive Officer's compensation includes base salary, incentive compensation, stock options, and benefits under various group plans. The Compensation Committee considers Mr. Shumaker's leadership an important factor in the future success of the Company. In establishing his base salary and stock option grant, the Compensation Committee considers operating results for the prior year and the current year, development of the Company's business through a strong management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, and the price of the Company's common stock. The CEO's annual incentive compensation is determined pursuant to the Company's incentive bonus plan. As the Company did not meet its established earnings goals under the incentive bonus plan, no cash bonus was paid to Mr. Shumaker for fiscal year 2001.


                                Compensation Committee Members
                                Wiley N. Caldwell, Chairman
                                Kingman Douglass
                                Silas Keehn
                                James T. Rhind

                             AUDIT COMMITTEE REPORT

          The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended April 30, 2001 with management and the Company's independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter for PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2001 be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2001 for filing with the Securities and Exchange Commission. All members of the Audit Committee meet the independence standards established by the National Association of Securities Dealers.

Audit Fees

          Fees payable to PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company's financial statements for the year ended April 30, 2001 and for reviews of the financial statements included in the Company's Forms 10-Q for that year are estimated to total $51,500.

Financial Information Systems Design and Implementation Fees

          For the year ended April 30, 2001, PricewaterhouseCoopers LLP did not provide the Company with any professional services in connection with financial information systems design and implementation.

All Other Fees

          For the year ended April 30, 2001, PricewaterhouseCoopers LLP billed the Company an aggregate of approximately $32,750 for professional services and expenses primarily related to tax compliance and consulting services.


                                       Audit Committee Members
                                       Kingman Douglass, Chairman
                                       John C. Campbell, Jr.
                                       Margaret Barr Bruemmer

PERFORMANCE GRAPH

          The graph below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the Nasdaq Market Index, and (ii) an index of Nasdaq, non-financial companies with similar market capitalizations to the Company/1/. The graph is based on an investment of $100 on April 30, 1996 (the last trading day prior to the end of the Company's 1996 fiscal year) in the Company's common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock.
The graph and related data were furnished by Media General Financial Services, Richmond, Virginia.

                  Comparison of 5-Year Cumulative Total Return
              Kewaunee Scientific Corporation, Nasdaq Market Index
                    and Similar Market Capitalization Index

                                    [GRAPH]



                                   4/30/96  4/30/97  4/30/98  4/30/99  4/28/00  4/30/01
                                   -------  -------  -------  -------  -------  -------
Kewaunee Scientific Corporation     100.00   143.16   359.39   294.16   400.53   264.52
Peer Group                          100.00   102.97    78.45    84.85    68.33    74.47
Nasdaq Market Index                 100.00   106.59   158.32   209.07   324.85   181.39


/1/ In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: Amcor Limited; Canterbury Park Holding Corporation; Enterprise Oil PLC; HMG/Courtland Properties Inc.; Huntway Refining Company; London Pacific Group, Limited; North Coast Energy, Inc.; P & F Industries, Inc.; Research, Incorporated; TAT Technologies Ltd.; TBA Entertainment Corporation; and Uniview Technologies Corporation. Consistent with the prior year, the Company used for an index Nasdaq, non-financial companies with a market capitalization similar to that of the Company. This index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company's primary competitors are either divisions of larger corporations or are privately owned.

                       AGREEMENTS WITH CERTAIN EXECUTIVES

          During fiscal year 2000, the Company entered into agreements with Messrs. Shumaker, Parker, Rossi and Rindoks that provide for the payment of compensation and benefits in the event of termination of their employment within three years following a Change of Control of the Company, as defined in the agreements. Each executive whose employment is so terminated will receive compensation if the termination of his employment was by the Company or its successor without cause, or by the executive for good reason, as defined in the agreements. Upon such a termination of employment within one year following a Change of Control, the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive's annual compensation with respect to Messrs. Rossi and Rindoks and two (2) times the executive's annual compensation with respect to Messrs. Shumaker and Parker. Upon a termination of employment occurring after the first anniversary of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Messrs. Rossi and Rindoks will be entitled to a lump-sum payment equal to one-half (1/2) of their annual compensation and Messrs. Shumaker and Parker will be entitled to a lump-sum payment equal to their annual compensation.

          In August 1997, the Company entered into a letter agreement with Roger
L. Eggena, currently Vice President of Manufacturing, which provides that if he is terminated without cause, the Company will be obligated to pay him separation pay equal to his current base salary for ten (10) months, reduced by any income earned by him during the payment period.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 2001, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

                                                               Shares      Percent
                                                            beneficially      of
Name                                                          owned (1)     class
----                                                        -------------  --------

Margaret Barr Bruemmer (2)................................        93,544       3.8%
Wiley N. Caldwell.........................................         5,500         *
John C. Campbell, Jr. (3).................................        41,667       1.7%
Kingman Douglass..........................................        15,000         *
Silas Keehn...............................................         3,250         *
Eli Manchester, Jr........................................       116,625       4.7%
James T. Rhind (4)........................................       388,351      15.7%
William A. Shumaker.......................................        40,204       1.6%
D. Michael Parker (5).....................................        26,250       1.1%
Kurt P. Rindoks...........................................        12,285         *
James J. Rossi (6)........................................        18,577         *
Kenneth E. Sparks.........................................         1,875         *
Directors and executive officers as a group (13 persons)..       766,128      30.1%
-------------------

* Percentage of class is less than 1%.

(1) Includes shares which may be acquired within sixty (60) days from June 30, 2001 upon exercise of options by: Mr. Keehn - 1,250; Mr. Manchester - 13,125; Mr. Shumaker - 21,124; Mr. Parker - 16,250; Mr. Rindoks - 7,250;
     Mr. Rossi - 14,750; Mr. Sparks - 1,875; and all officers and directors as a group - 78,624.
(2)  Includes 88,544 shares held by Ms. Bruemmer's husband.
(3) Includes 13,826 shares held by Mr. Campbell's wife, as to which shares he disclaims beneficial ownership.
(4) Includes 243,079 shares held by Mr. Rhind's wife, Laura Campbell Rhind, 44,080 shares held by a trust under the will of Ruth Haney Campbell, as to which Mrs. Rhind is a trustee and beneficiary, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, and 12,000 shares owned by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. Rhind disclaims beneficial ownership of all of such shares.
(5)  Includes 10,000 shares in which Mr. Parker shares voting and investment power.
(6)  Includes 3,750 shares in which Mr. Rossi shares voting and investment power.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 2001, by each person who is known by management of the Company to have been the "beneficial owner" of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

                                       Shares       Percent
                                    beneficially       of
Name                                    owned        class
----                               ---------------  --------

Elizabeth B. Gardner.............       212,069(1)      8.6%
Laura Campbell Rhind.............       388,351(2)     15.7%
Dimensional Fund Advisors, Inc...       153,300(3)      6.2%
Ernest and Patricia R. Ohnell....       166,700(4)      6.7%
-------------------

(1) Includes 64,093 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 12,925 shares held by Mrs. Gardner's husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner's address is 42 Logan Terrace, Golf, Illinois 60029.
(2) Includes 44,080 shares held as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, 89,192 shares held by Mr. Rhind personally or as trustee and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and a third director share voting and investment power over the shares held by the charitable foundation, but disclaim beneficial ownership of them. Mrs. Rhind's address is 830 Normandy Lane, Glenview, Illinois 60025.
(3) The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 2000 according to a Schedule 13G filed with the Securities and Exchange Commission in February 2001. Dimensional Fund Advisors' address is 1299 Ocean Avenue, Santa Monica, California 90401.
(4) The shares owned by Ernest and Patricia R. Ohnell listed in the table are shown as being owned as of February 29, 2000 according to a Schedule 13D filed with the Securities and Exchange Commission in March 2000. Ernest Ohnell directly owns 127,700 shares and his wife, Patricia Ohnell, directly owns 39,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          PricewaterhouseCoopers LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to act as the Company's independent public accountants for the fiscal year ending April 30, 2002. PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended April 30, 2001. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting and will be afforded an opportunity to make a statement if he desires to do so and to respond to questions by stockholders.

                       PROXIES AND VOTING AT THE MEETING

          The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company's common stock.

          At the close of business on July 6, 2001, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,470,246 shares of common stock of the Company outstanding and entitled to vote.

          Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

          The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the two nominees for director. Approval of any other matter submitted to the stockholders for their consideration at the meeting, requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter other than the election of directors, may have the same legal effect as a vote against the matter. With respect to the election of directors, an abstention, direction to withhold authority or broker non-vote will have no effect. An automated system administered by the Company's transfer agent will be used to tabulate votes.

          A stockholder entitled to vote for the election of directors can withhold authority to vote for either of the nominees for Class III directors.

                             STOCKHOLDER PROPOSALS

          The deadline for receipt of stockholder proposals for inclusion in the Company's 2002 proxy material is March 22, 2002. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder's name and address as it appears on the Company's records and the number of shares of the Company's common stock beneficially owned by such stockholder. In addition,
(i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                              FINANCIAL STATEMENTS

          The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 2001 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                                 OTHER MATTERS

          Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

                                By Order of the Board of Directors


                                /s/ D. MICHAEL PARKER
                                D. MICHAEL PARKER
                                Secretary

July 20, 2001

                                     PROXY

                        KEWAUNEE SCIENTIFIC CORPORATION
                            2700 West Front Street
                    Statesville, North Carolina 28677-2927

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints John C. Campbell, Jr.; James T. Rhind; and William A. Shumaker as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 6, 2001, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 22, 2001 and at any adjournment thereof.

          Your vote for two directors may be indicated on the reverse side. Kingman Douglass and Eli Manchester, Jr. have been nominated for election as Class III Directors.


               (Continued and to be signed on the reverse side)

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below. Please mark your vote inside one box below.


1.   Election of Class III Directors:
Kingman Douglass and Eli Manchester, Jr.

FOR the nominees listed        WITHHOLD AUTHORITY
above (except as               to vote for the nominee
marked to the contrary)        listed above

      [_]                            [_]

If you wish to withhold authority for either of the nominees, write such nominee's name in this space

----------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                    You are urged to date, sign and return
                                    promptly this proxy in the envelope
                                    provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

                                    Date:                                 , 2001
                                           -------------------------------

                                    --------------------------------------------
                                                      Signature


                                    -------------------------------------------
                                               Signature if held jointly

                                    IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.